CERTIFICATE OF DETERMINATION

             OF RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF

                     6% SERIES C CONVERTIBLE PREFERRED STOCK

                                       FOR

                              MC INFORMATICS, INC.

       (Pursuant to Section 401 of the California General Corporation Law)

         Bill Childs and Jeffrey Pollard hereby certify that:

         ONE: They are, respectively, the duly elected and acting President and Secretary of MC Informatics, Inc., a California corporation (the "Company)".

         TWO: Pursuant to authority granted by the Articles of Incorporation, as amended (the "Articles"), of the Company, the following recitals and resolutions have been duly adopted by the Board of Directors of the Company (the "Board"):

         WHEREAS, the Articles of the Company provide for a class of authorized shares known as Preferred Stock, comprising three million (3,000,000) shares issuable from time to time in one or more series; seven hundred fifty (750) shares of Preferred Stock are designated "Series B Preferred Stock", none of which shares are issued and outstanding;

         WHEREAS, the Board is authorized to fix or alter the rights, privileges, preferences, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, including, but not limited to, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding; and

         WHEREAS, the Board desires, pursuant to its authority as aforesaid, to designate a series of Preferred Stock and to determine and fix the rights, preferences, privileges and restrictions relating to said series of Preferred Stock and the number of shares constituting said series;

         NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the Articles of the Company, the Board hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of Preferred Stock consisting of 2,500,000 shares, par value $0.01 per share, to be designated "6% Series C Convertible Preferred Stock" (the "Series C Stock").

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         RESOLVED, FURTHER, that each share of the Series C Stock shall rank equally in all aspects and shall be subject to the following terms and provisions:

         1. VOTING. The holders of the Series C Stock shall have such voting rights as are set forth below except as otherwise required by law from time to time:

         The affirmative approval (by vote or written consent as permitted by applicable law) of the holders of at least a majority of the outstanding shares of the Series C Stock, voting separately as a class, will be required for (a) any amendment, alteration or repeal of the Company's Articles of Incorporation, as amended from time to time, (including any Certificate of Determination) if such amendment, alteration or repeal adversely affects the powers, preferences or rights of the Series C Stock (including, without limitation, by creating any class or series of equity securities having a preference over the Series C Stock with respect to dividends, redemption, distribution upon liquidation or in any other respect), or (b) any amendment to or waiver of the terms of the Series C Stock or this Certificate.

         Except as provided in the preceding paragraph, to the extent that under applicable law or under the Company' Articles of Incorporation or Bylaws, each as amended from time to time, the approval of the holders of the Series C Stock, voting separately as a class, is required to authorize a given action of the Company, the affirmative approval (by vote or written consent as permitted by applicable law) of the holders of a majority of the outstanding shares of the Series C Stock shall constitute the approval of such action by the class. Except as otherwise provided under applicable law or under the Company's Articles of Incorporation or Bylaws, each as amended from time to time, the holders of the Series C Stock shall vote on all matters with holders of the Common Stock, voting together as one class, and each share of Series C Stock shall be entitled to that number of votes as shall be equal to the number of shares of the Company's Stock (the "Common Stock") into which each share of Series C Stock is convertible on the record date for any meeting of stockholders or on the date of any written consent of stockholders, as applicable. Holders of the Series C Stock shall be entitled to notice of all shareholder meetings or written consents (whether or not they are entitled to vote there at), which notice will be provided pursuant to the Company's Bylaws, as amended from time to time, and applicable statutes.

         2. DIVIDENDS. The holders of the Series C Stock (including shares received as dividends) shall be entitled to receive cumulative dividends, equal to $0.12 per year, out of any assets legally available therefor, prior and in preference to any declaration of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder there to receive directly or indirectly, additional shares of Common Stock of the Company) on the Company's Series B Preferred Stock or Common Stock or any other class or series of equity security of the Company. No dividend shall be paid on any Common Stock or Series B Preferred Stock (other than a stock dividend declared and paid on the Common Stock that is payable for shares of Common Stock (a "Common Stock Dividend") unless all then accrued but unpaid dividends have been paid with respect to all outstanding shares of Series C Stock. No dividends shall be paid on any Common Stock or Series B Preferred Stock (other than a Common Stock Dividend) unless an equal dividend is paid with respect to all outstanding shares of Series C Stock or on as converted basis.

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

         3. LIQUIDATION, DISSOLUTION OR WINDING UP PREFERENCE.

                  a. In the event of any liquidation, dissolution or winding up of the affairs of the Company, voluntarily or involuntarily, the holders of each share of Series C Stock shall be entitled to be paid pro rata out of the assets of the Company available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any shares of the Company's Common Stock or shares of any other capital stock of the Company ranking junior to the Series C Stock (collectively, "Junior Stock"), a preferential amount equal to (i) $2.00 for each share of Series C Stock outstanding, plus (ii) any and all unpaid dividends as provided for in Section 2 hereof (such preferential amount, as adjusted to reflect any stock split, stock dividend, combination, recapitalization or reorganization, being hereinafter referred to as the "Series C Liquidation Preference"). The Series C Stock shall rank pari passu with the Series B Preferred Stock with respect to liquidation. Except as otherwise provided herein, upon payment of the Series C Liquidation Preference upon each share of Series C Stock, the Company shall have no further obligation to make any other payments or distributions out of the assets of the Company on any shares of Series C Stock in connection with such liquidation, dissolution or winding up of the Company. If upon such liquidation, dissolution or winding up, the assets of the Company are insufficient (after payment of the liquidation preference of any class of preferred stock ranking senior on liquidation to the Series C Stock) to provide for the payment in full of the Series C Liquidation Preference for each share of Series C Stock outstanding, such assets as are available shall be paid out pro rata (determined in accordance with the liquidation preferences of the relevant series of preferred stock) to the outstanding shares of Series C Stock and to any holders of any series of preferred stock that ranks pari passu with the Series C Stock.

                  b. REMAINING ASSETS. After the payment or distribution to the holders of the Series C Stock and Series B Preferred Stock of the full Series C Liquidation Preference and the liquidation preferences for the Series B Preferred Stock, the holders of the Series B Preferred Stock and Junior Stock then outstanding shall be entitled to receive all remaining assets of the Company to be distributed.

         4. CONVERSION RIGHTS.

                  a. OPTIONAL CONVERSION. Each share of Series C Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into fully-paid and nonassessable shares of Common Stock, (as such shares of Common Stock may be constituted on the conversion date) the number of shares of Series C Stock then held by such holder.

                  b. MANDATORY CONVERSION. Each share of Series C Stock shall be converted into fully-paid and nonassessable Common Stock, automatically and without further action, in the manner provided in this Section 4 upon the earlier to occur of (i) the date the Company closes a sale of securities at a price per share of at least $2.00 and gross proceeds to the Company of at least $5,000,000, or (ii) the first day after the Company's Common Stock has traded at more than $5.00 per share for 30 consecutive trading days.

                  c. CONVERSION RATE. The number of shares of Common Stock into which each share of Series C Stock may be converted pursuant to this Section 4, as such may be adjusted from time to time in accordance with Section 5 hereof, is hereinafter referred to as the "Conversion Rate". The number of shares of Common Stock to be received upon conversion of the Series C Stock will be determined by dividing the Conversion Amount by the Series C Conversion Price (as defined in Section 4(d)) subject to adjustment in accordance with Section 5 hereof. The "Conversion Amount" will be $2.00 per share of Series C Stock being converted.

                  d. DETERMINATION OF CONVERSION PRICE. The "Series C Conversion Price" shall be equal to Two Dollars ($2.00).

                  e. MECHANICS OF CONVERSION. Unless conversion is mandatory in accordance with Section 4(b) hereof, any or all shares of Series C Stock may be converted by the holder thereof by giving written notice (the "Conversion Notice") by facsimile by 5:00 p.m. Eastern Time, together with the holder's calculation of the Conversion Rate to the Company, that the holder elects to convert the number of shares specified therein, which notice and election shall be irrevocable by the holder; and by delivering the certificate or certificates representing the Series C Stock to be converted, duly endorsed, by either overnight courier or two-day courier, to the principal office of the Company or of any transfer agent for the Series C Stock, provided, however, in the event that such certificate or certificates have been lost, stolen or destroyed, in lieu of delivering such certificate or certificates the holder may notify the Company of such loss, theft or destruction and deliver to the Company an instrument reasonably satisfactory to the Company indemnifying the Company from any loss incurred by it in connection with such lost, stolen or destroyed certificate or certificates.

         The Company shall, as soon as possible and in any event within three
(3) business days, verify the holder's calculation of the Conversion Rate as calculated by the holder, or if the Company disagrees with the holder's calculation of the Conversion Rate, deliver to the holder the Company's calculation of the Conversion Rate. The Company shall use its best efforts to issue and deliver as soon as possible, and in any event within five (5) business days after delivery to the Company of a Conversion Notice, to the holder of Series C Stock requesting conversion of shares thereunder, or to its designee, one or more certificates representing that number of shares of Common Stock to which such holder shall be entitled, together with one or more certificates representing any shares of Series C Stock represented by the certificate or certificates delivered by such holder but not submitted for conversion. The Company shall be deemed to have received the Conversion Notice on the date of dispatch by the holder to the Company (the "Holder Conversion Date") and the person or persons entitled to receive the shares of Common Stock issuable upon the conversion specified therein shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date, provided that the certificate or certificates representing the shares of Series C Stock to be converted (or a notice of loss, theft or destruction and an indemnification instrument in lieu thereof), are received by the Company or any transfer agent for the Series C Stock within five (5) business days thereafter. If such certificate or certificates (or such notice and indemnification instrument) are not received by the Company or any transfer agent for the Series C Stock within five (5) business days after the Holder Conversion Date, the Conversion Notice shall, at the election of the Company by written notice to the holder requesting such conversion, become null and void unless the holder delivers such certificate or certificates (or such notice and instrument of indemnification) within three (3) business days after receipt by the holder of such election by the Company.

         5. ADJUSTMENTS; REORGANIZATIONS.

                  a. ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If, at any time or times after the date shares of Series C Stock are first issued (the "Original Issuance Date"), the Company effects a subdivision (by any stock split, stock dividend, recapitalization or otherwise) of the Common Stock into a greater number of shares or combination (by reverse stock split or otherwise), of the outstanding Common Stock into a smaller number of shares, the Conversion Rate in effect immediately before such subdivision shall be proportionately increased or decreased, as appropriate.

                  b. ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or in other securities of the Company, then and in each such event provision shall be made so that the holders of Series C Stock shall receive that number of shares of Common Stock or other securities of the Company, as the case may be, to which such holders would be entitled to receive had such holders converted each share of Series C Stock then outstanding into Common Stock immediately prior to the record date for the determination of holders of Common Stock entitled to receive such dividend or other distribution (without regard to any restrictions on conversion).

                  c. ADJUSTMENT FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event that the Company, at any time or from time to time after the Original Issuance Date, makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable other than in securities of the Company, then and in each such event provision shall be made so that the holders of Series C Stock shall receive the amount of such dividend or other distribution, payable in the form in which such dividend or other distribution is to be paid to holders of Common Stock, to which such holders would be entitled to receive had such holders converted each share of Series C Stock then outstanding into Common Stock immediately prior to the record date for the determination of holders of Common Stock entitled to receive such dividend or other distribution (and without regard to any restrictions on conversion).

                  d. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. In the event that at any time or from time to time after the Original Issuance Date, the Common Stock issuable upon the conversion of the Series C Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Section 5), then and in each such event each holder of shares of Series C Stock shall have the right thereafter to convert such stock into the kind of stock receivable upon such recapitalization, reclassification or other change by holders of shares of Common Stock, all subject to further adjustment as provided herein. In such event, the formula set forth herein for conversion shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock issued in connection with the above described transaction.

                  e. REORGANIZATION. If at any time or from time to time after the Original Issuance Date there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Section 5), then as a part of such reorganization, provision shall be made so that the holders of the Series C Stock shall thereafter be entitled to receive upon conversion of shares of Series C Stock the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series C Stock after the reorganization to the end that the provisions of this Section 5 (including adjustment of the Conversion Rate then in effect and the number of shares issuable upon conversion of shares of the Series C Stock) shall be applicable after that event and be as nearly equivalent as may be practicable, including, by way of illustration and not limitation, by equitably adjusting the formula set forth herein for conversion to reflect the market price of the securities or property issued in connection with the above described transaction.

                  f. ACQUISITION. In the event of (i) a sale or other disposition of all or substantially all of the assets of the Company or (ii) any merger, consolidation or other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred, the holders of the Series C Stock shall vote with respect to the approval of such transaction as a separate class. The holders of the Series C Stock shall be entitled to receive on consummation of any such transaction the consideration which they would have received had all Series C Stock been converted to Common Stock immediately prior to the consummation of such transaction (without regard to any then applicable restrictions on conversion).

         6. NO REDEMPTION. The Company shall not have a right of redemption.

         7. RESERVATION OF STOCK ISSUABLE UPON CONVERSION.

                  a. RESERVATION REQUIREMENT. The Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue shares of its Common Stock upon conversion of the authorized shares of Series C Stock. The number of shares so reserved may be reduced by the number of shares actually delivered pursuant to conversion of shares of Series C Stock; provided that in no event shall the number of shares so reserved be less than 125% of the maximum number required to satisfy remaining conversion rights on the unconverted shares of Series C Stock (and without regard to any restrictions on conversion hereunder) and the number of shares so reserved shall be increased to reflect stock splits and stock dividends and distributions.

                  b. DEFAULT. If the Company does not have a sufficient number of shares of Common Stock available to satisfy the Company's obligations to a holder of one or more shares of Series C Stock upon receipt of a Conversion Notice, or if the Company is otherwise prohibited by applicable law, regulation, or stock exchange or trading market rule from issuing shares of Common Stock upon receipt of a Conversion Notice (each, a "Conversion Default"), or if the Company fails for any other reason (other than due to the failure of any holder of Series C Stock to timely deliver the stock certificate for the shares of Series C Stock to be converted or reasonably satisfactory indemnification instruments) to issue shares of Common Stock upon receipt of any Conversion Notice for a period of 30 days, the holder of one or more shares of Series C Stock requesting conversion shall have the right, upon notice to the Company, to require the Company to redeem such shares of Series C Stock, as soon as possible and in any event within 30 days of such notice, at a price per share which shall be the product of the Conversion Rate and the closing trading price of the Common Stock on the applicable Conversion Date, such redemption amount to be payable in cash, in readily marketable securities (the marketability and value of which shall be mutually agreed upon by the Company and the holder or shall be determined by a nationally recognized investment banking firm), or in a combination thereof.

         8. NO REISSUANCE OF SHARES OF SERIES C STOCK. No share or shares of Series C Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued as Series C Stock, and all such shares shall be retired and shall return to the status of authorized, unissued and retired and undesignated shares of preferred stock of the Company. Except as provided in the Subscription Agreements entered into by the Company and the initial holders of shares of Series C Stock on or about the Original Issuance Date, no additional shares of Series C Stock shall be authorized or issued without the consent of at least majority in interest of the holders of shares of Series C Stock outstanding immediately prior thereto.

         9. NO IMPAIRMENT. The Company shall not intentionally take any action which would impair the rights and privileges of the shares of Series C Stock set forth herein.

         10. NOTICE OF ADJUSTMENT. Upon the occurrence of any of the events specified in Section 5, then and in each such case, the Company shall give written notice to each holder of such shares subject to conversion under Section 4 hereof, which notice shall describe in reasonable detail such event and the resulting adjustment and shall set forth in reasonable detail the method by which such adjustment was determined.

         11. OTHER NOTICES. In case at any time:

                  a. the Company shall declare any dividend upon its Common Stock payable in cash, stock or convertible securities or make any other distribution to the holders of its Common Stock;

                  b. the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class, any convertible securities, or other rights;

                  c. there shall be any capital reorganization or reclassification of the capital stock of the Company, or a consolidation or merger of the Company with or into, or a sale of all or substantially all its assets to, another entity or entities; or

                  d. there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall give to each holder of any shares of Series C Stock (i) at least ten (10) days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. The Company shall simultaneously make public disclosure of all such information delivered to the holders of Series C Stock.

         12. NOTICE REQUIREMENTS. Unless otherwise provided herein, notices and other deliveries to be made hereunder shall be made by hand or registered or certified mail, postage and charges prepaid, or by express overnight delivery, or by telecopy or telex (in which cases, the original notice shall be sent by means reasonably intended to result in delivery of the original notice to the recipient thereof on the next business day). Such notices and other deliveries shall be addressed, in the case of the Company, to the Company at its principal place of business, and in the case of any holder of one or more shares of Series C Stock, to such holder at the address of such holder appearing on the books of the Company or given by such holder to the Company for the purpose of notice, or, if no such address appears or is so given, at the last known address of such holder. Notices are deemed delivered upon receipt in accordance with any of the foregoing methods.

         THREE: The authorized number of shares of Preferred Stock of the Company is three million (3,000,000), seven hundred fifty (750) of which are designated Series C Preferred Stock and non of which shares of Series B Preferred Stock are issued and outstanding, Two Million Five Hundred Thousand (2,500,000) of which are designated Series C Stock and none of which shares of Series C Stock are issued or outstanding.

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




         The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Certificate are true and correct of their own knowledge.

         Executed at Irvine, California on the 10 day of November, 1999.




                                               /s/ Bill W. Childs
                                               ------------------------------
                                               Bill Childs, President



                                               /s/ Jeffrey Pollard, Secretary
                                               ------------------------------
                                               Jeffrey Pollard, Secretary